Exhibit 5(a)

Squire, Sanders & Dempsey L.L.P. 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, FL 33401 Office: +1.561.650.7200 Fax: +1.561.655.1509

September 21, 2010

NextEra Energy, Inc. FPL Group Capital Inc 700 Universe Boulevard Juno Beach, Florida 33408
Ladies and Gentlemen:

We have acted as counsel to NextEra Energy, Inc. (formerly known as FPL Group, Inc., “NextEra Energy”), a Florida corporation, and FPL Group Capital Inc, a Florida corporation (“FPL Group Capital”), in connection with the issuance and sale by NextEra Energy of its new securities ( “Securities”) consisting of 8,050,000 equity units of NextEra Energy, initially consisting of 8,050,000 of NextEra Energy’s corporate units (“Corporate Units”), with each Corporate Unit consisting of a contract to purchase shares (“Purchase Contracts”) of NextEra Energy’s common stock, $.01 par value (“Common Stock”), and, initially, a 1/20, or 5%, undivided beneficial ownership interest in a Series D Debenture due September 1, 2015 (“Debentures”) issued in the principal amount of $1,000 by FPL Group Capital under the Indenture (For Unsecured Debt Securities), dated as of June 1, 1999 (“Indenture”), between FPL Group Capital and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee (“Trustee”), which Debentures are absolutely, irrevocably and unconditionally guaranteed (“Guarantee”) by NextEra Energy pursuant to the Guarantee Agreement, dated as of June 1, 1999, between NextEra Energy, as Guarantor, and The Bank of New York Mellon (formerly known as The Bank of New York), as Guarantee Trustee (“Guarantee Agreement”).

We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333-160987, 333-160987-01, 333-160987-02, 333-160987-03, 333-160987-04, 333-160987-05, 333-160987-06, 333-160987-07 and 333-160987-08 (“Registration Statement”), which Registration Statement was filed jointly by NextEra Energy, FPL Group Capital, Florida Power & Light Company, FPL Group Capital Trust II, FPL Group Capital Trust III, FPL Group Trust I, FPL Group Trust II, Florida Power & Light Company Trust I and Florida Power & Light Company Trust II with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”); (2) the prospectus dated August 3, 2009 (“Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated September 14, 2010 (“Prospectus Supplement”) relating to the Securities, both such Base Prospectus and Prospectus Supplement having been filed pursuant to Rule 424 under the Securities Act; (3) the Indenture; (4) the Guarantee Agreement; (5) the Purchase Contract Agreement, dated as of September 1, 2010 (“Purchase Contract Agreement”), between NextEra Energy and The Bank of New York Mellon, as Purchase Contract Agent (“Purchase Contract Agent”); (6) the Pledge Agreement, dated as of September 1, 2010 (“Pledge Agreement”), among NextEra Energy, the Purchase Contract Agent and Deutsche Bank Trust Company Americas, as Collateral Agent, Custodial Agent and Securities Intermediary; (7) the corporate proceedings of NextEra Energy with respect to the Registration Statement, the Guarantee, the Guarantee Agreement, the Purchase Contract Agreement and the Pledge Agreement; (8) the corporate proceedings of FPL Group Capital with respect to the Registration Statement, the Indenture and the Debentures; and (9) such other corporate records, certificates and other documents (including a receipt executed on behalf of NextEra Energy acknowledging receipt of the purchase price for the Corporate Units net of underwriting discounts, and a receipt executed on behalf of FPL Group Capital acknowledging receipt of the purchase price for the Debentures) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

Based on the foregoing, we are of the opinion that:

1.           The Debentures and the Guarantee, as it relates to the Debentures, are legally issued, valid, and binding obligations of FPL Group Capital and NextEra Energy, respectively, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

2.           The Corporate Units are legally issued, valid, and binding obligations of NextEra Energy, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

3.           The Purchase Contracts are valid and binding obligations of NextEra Energy, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting creditors’ rights and remedies generally and general principles of equity.

4.           The Common Stock issuable pursuant to the Purchase Contracts, when issued and delivered by NextEra Energy against payment therefor in accordance with the provisions of the Purchase Contract Agreement, the Purchase Contracts and the Pledge Agreement, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinions, we have assumed that: (1) the certificates representing the Debentures conform to specimens examined by us and that the Debentures have been duly authenticated, in accordance with the Indenture, by the Trustee under the Indenture; (2) the certificates representing the Corporate Units conform to specimens examined by us and the Corporate Units have been duly authenticated, in accordance with the Purchase Contract Agreement, by the Purchase Contract Agent; (3) the certificates representing the shares of Common Stock issuable pursuant to the Purchase Contracts will be in the form or in substantially the form currently used by the Company for shares of Common Stock issued in certificated form, and a direct registration advice will be in the form or in substantially the form used by the Registrar and Transfer Agent for shares of Common Stock issued without certificates; and (4) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by NextEra Energy on or about September 21, 2010, which will be incorporated by reference in the Registration Statement.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is limited to the laws of the States of Florida and New York and the federal laws of the United States insofar as they bear on the matters covered hereby.  As to all matters of New York law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP, New York, New York.  As to all matters of Florida law, Morgan, Lewis & Bockius LLP is hereby authorized to rely upon this opinion as though it were rendered to Morgan, Lewis & Bockius LLP.

                            Very truly yours,

                            /s/ Squire, Sanders & Dempsey L.L.P.

                            SQUIRE, SANDERS & DEMPSEY L.L.P.